EXHIBIT 10.33

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JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”) dated as of July 23, 2019 (the “Effective Date”) is made by and between Lexaria Hemp Corp., a US corporation with offices at #100 – 740 McCurdy Road, Kelowna, British Columbia, V1X 2P7, Canada (“HEMPCO”), and Hill Street Beverage Company Inc. a Canadian corporation with offices at 480 University Avenue, Suite 1401, Toronto, ON M5G 1V2 (together with its successors and assigns (“HSBCO”). HEMPCO and HSBCO are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS ALL CAPITALIZED TERMS NOT OTHERWISE DEFINED BELOW ARE DEFINED IN EXHIBIT C HEREIN;

WHEREAS, HSBCO has a manufacturing facility that has been issued or is in the process of being issued a license by Health Canada (the “CBD License”) to produce products that contain cannabidiol (“CBD”) with less than 0.3% tetrahydrocannabinol (“THC”);

WHEREAS, HEMPCO has issued HSBCO a license pursuant to a Definitive License Agreement dated July 23, 2019 (the “HEMPCO License”) to use its Technology, as that term is defined in the HEMPCO License, for the purpose of HSBCO producing consumable liquid products containing 0.29% or less of THC and/or other cannabinoids (the “HSBCO Products”);

WHEREAS, HEMPCO has and will continue to instruct HSBCO on the process and procedures necessary to utilize the Technology to produce the HSBCO Products and desires to instruct HSBCO further on the use of the Technology with additional products for the purposes of HSBCO, pursuant to the authorization given to it via its CBD License, acting as HEMPCO’s exclusive joint venture partner in Canada with respect to the production in Canada of jointly created products in the specific product lines as more particularly described in Exhibit D (the “Products”) that utilize the Technology and contain 0.29% or less of THC and/or other cannabinoids with psychotropic effects, which may be exported globally, excluding to Mexico, pursuant to applicable government legislation and regulations.

WHEREAS, the production and sale of the Products will be for the joint benefit of HEMPCO and HSBCO and, with respect to the Products that are described in Exhibit D as Standardized DehydraTECH Powder (the “Powder Product”), will be produced pursuant to one of HEMPCO’s semi-exclusive licenses, specifically reserved for use of the Technology with HEMPCO Powder Products (the “HEMPCO License”).

WHEREAS, the Parties intend and desire for these recitals to be incorporated into the Agreement, and to be bound by any representations or obligations contained therein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained in this Agreement, the Parties hereto agree as follows:

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AGREEMENT

1.	License of Technology: Subject to the terms and conditions of this Agreement, HEMPCO hereby grants exclusively to HSBCO joint rights (i) to use the Technology to develop, test and make the Products other than Powder Products on a non-exclusive basis; and (ii) to use the Technology to develop, test and make the Powder Products on a semi-exclusive basis, pursuant to a semi-exclusive license reserved for HEMPCO; during the Term of this Agreement in Canada with rights to export the Products globally, excluding to Mexico, in accordance with applicable government legislation and regulations.

a)	Limitation of License: The license granted by this Section 1 may only be used expressly for the production of the Products as defined in Exhibit D.

b)	Active Substances: Nothing in this Agreement infers applicability of the Technology by the Parties for enabling active substance incorporation and potentiation in the Products derived from cannabis. The Parties are prohibited from developing, manufacturing or selling, any Product that is marketed as the following types of products: (i) a fat soluble vitamin product for vitamins A, D, E, and/or K, whether in their natural or synthetic forms, (ii) a Non-Steroidal Anti Inflammatory (NSAID) product which contains acetaminophen, ibuprofen, acetylsalicylic acid, diclofenac, indomethacin, and piroxicam, or substances similar thereto; or (ii) a nicotine or nicotine analog product and any other active substance not specifically named and allowed within this Agreement. Certain cannabinoids are thought to deliver anti-inflammatory benefits which benefits ARE permitted under this Agreement if approved by HEMPCO; and are only prohibited if delivered through NSAIDs’ as described in this Section.

c)	Authorized Use of Lexaria Marks: HSBCO is authorized to use and is hereby granted a license to print or apply the Lexaria Marks, as defined in Exhibit C, on the Products.

2)	Exclusivity. HSBCO will have the exclusive right to manufacture, jointly with HEMPCO, the Products until October 17, 2029 (the “Expiry Date”) in Canada using the Technology either on a non-exclusive or semi-exclusive basis pursuant to the HEMPCO License and this Agreement.

a)	Exportation. HSBCO will have the exclusive right, jointly with HEMPCO, to export the Products globally, excluding to Mexico from the Effective Date until the Expiry Date, pursuant to applicable governmental legislations and regulations.

b)	HEMPCO’s Rights: HEMPCO shall not be prohibited from licensing or similar arrangements with respect to the use of the Technology to others for similar products, subject to the limitation of the maximum six (6) licenses available for the Powder Products.

3)	Rights and Obligations Related to the Technology. Except as expressly provided in this section or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

a)	HEMPCO Intellectual Property: HEMPCO, via its license from its parent company, retains its full, absolute, and complete rights to all processes covered or described in all of the issued patents and patent applications filed prior to the date of this Agreement as listed in the attached Exhibit A, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the US Provisional patent applications, US Utility patent application, and the International patent application, that comprise the Technology (“HEMPCO IP”), unless HEMPCO or its parent company allows these applications to abandon or lapse, or otherwise fails to protect the Technology. Nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing HEMPCO from granting to any other person a license for use of the Technology or from using the Technology in any manner whatsoever.

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b)	HSBCO Intellectual Property: Any intellectual property resulting solely from HSBCO’s work, know-how, or development that does not include nor rely upon the Technology, HEMPCO IP or jointly owned intellectual property, as described in this Agreement, shall be owned by HSBCO (“HSBCO IP”).

c)	Improvements:

i)	HEMPCO Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from HEMPCO IP and which are improvements thereto by HEMPCO or HSBCO any Related Entity of the HEMPCO, and such associated employees or others acting for HEMPCO’s or HEMPCO’s Related Entity’s behalf shall be owned solely by HEMPCO or such Related Entity of HEMPCO as designated by HEMPCO (in any such case the “HEMPCO Improvements”). HEMPCO covenants and agrees that such HEMPCO Improvements shall be added to and included in the definition of the Technology and shall be available to the HSBCO under this Agreement at no additional cost to the HSBCO.

ii)	HSBCO Improvements: Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from HEMPCO IP and which are improvements thereto by HSBCO, its employees or a Partner, as defined by this Agreement, shall be owned by the HSBCO (“HSBCO Improvements”). In respect to such HSBCO Improvements, HEMPCO grants HSBCO a license to use the underlying intellectual property supporting any such improvement for so long as this Agreement remains in effect (including any renewal terms) and HEMPCO agrees to negotiate in good faith, terms of a license renewal after the end of the Term of this Agreement and any renewal terms per Section 4.a. If HSBCO develops any HSBCO Improvements, HSBCO will promptly provide HEMPCO with written notice of such HSBCO Improvements to validate HSBCO’S claim to HSBCO Improvements. Following receipt of notice of such HSBCO Improvements, HEMPCO shall have the exclusive option during the Term of this Agreement (and any renewal terms) to purchase or license from HSBCO the HSBCO Improvements for HEMPCO’s use, or for the use by HEMPCO’s Related Entities, upon mutually agreeable terms and conditions that the parties shall negotiate in good faith. The parties acknowledge and agree that in the event that the parties are unable to come to an agreement on the purchase of such HSBCO Improvements, may be licensed to the HEMPCO upon mutually agreeable terms and conditions that the parties shall negotiate in good faith.

iii)	Joint Improvements: Rights and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from HEMPCO IP and which are improvements thereto by both HEMPCO AND HSBCO shall be jointly owned intellectual property by HEMPCO AND HSBCO.

iv)	Improvements; Assignment. HSBCO and HEMPCO hereby represent that all Partners, employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign, or as it shall direct, all Joint Improvements that include or rely on the Technology conceived or reduced to practice by such Partners, employees or other persons acting on its behalf in accordance with this Agreement to the benefit of HEMPCO and HSBCO.

v)	Improvements; Confidential Information. All Improvements shall constitute Confidential Information and shall be subject to the confidentiality provisions set forth in this Agreement.

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d)	Inventions; Reporting:

i)	Upon making any invention that does not include or rely upon the Technology neither HEMPCO nor HSBCO (in either such case the “Inventor”) will have any obligation to share such information of the invention with the other Party or inform the other Party of said invention, and the Inventor retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention. For the avoidance of doubt, any such new invention, development, technology, and/or intellectual property belongs solely to the Inventor.

e)	No Challenge. HSBCO expressly acknowledges and agrees that all rights in and to the Technology shall remain vested in HEMPCO, and HSBCO shall not assert any rights to the Technology except as otherwise provided in this Section 3.

f)	Confidentiality and Innovation Agreement. HSBCO expressly acknowledges and agrees that it shall enter into a confidentiality and innovation agreement with respect to the use of the Technology in its manufacturing services and shall further require that a confidentiality and innovation agreement be entered into by each of its employees and/or contractors who will be given access to the Technology.

g)	Notice Requirements. To the extent required by applicable rules and regulations HSBCO agrees that it will include such patent notices and other proprietary notices on all Products or related materials that contain any Technology as may be reasonably required by regulators in order to give appropriate notice of all intellectual property rights therein or pertaining thereto.

h)	Quality Control.

i)	HSBCO agrees to maintain and preserve the quality of the Technology, and to use the Technology in good faith and in a manner consistent with the uses approved herein.

ii)	HSBCO shall (a) ensure that all Products and related materials under the Technology are developed, tested, promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations that are applicable to the development, testing, promotion, manufacture and distribution of the Products and such related materials.

i)	Prosecution and Maintenance. HEMPCO, directly or indirectly, shall be solely responsible for, and have control of, preparing, filing, prosecuting, obtaining, and maintaining the Technology (including Provisional Patent Applications and, if any, issued Patents). HEMPCO shall take such actions as it shall deem to be appropriate in its discretion in connection therewith and shall pay all costs and expenses incurred by it in connection with the foregoing activities.

j)	Infringement. If HSBCO learns of any activity by a third party that might constitute an infringement of HEMPCO’s rights in any of the Technology, or if any third party asserts that HSBCO’s use of the Technology constitutes unauthorized use or infringement, HSBCO shall so notify HEMPCO.

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k)	Enforcement. HEMPCO has the right, directly or indirectly, but not the obligation, to enforce its rights against any third-party infringement and to defend HSBCO’s right to use the Technology. If HEMPCO prosecutes any alleged infringement of the Technology, or defends HSBCO’s right to use the Technology, HEMPCO shall control such litigation and shall bear the expense of such actions. HSBCO shall make all reasonable efforts to assist HEMPCO therewith, including joining such action as a party plaintiff or providing such evidence and expert assistance as HSBCO may have within its control, with all costs for such cooperation to be borne by HEMPCO. HEMPCO shall retain the award of any damages in this case. If HEMPCO chooses to not enforce against an alleged infringement, HSBCO may itself enforce HEMPCO’s rights (and its own rights as a HSBCO) in the Technology, with all costs to be borne by HSBCO. HSBCO shall retain the award of any damages in this case.

4)	Term and Termination.

a)	Term and Renewal. This Agreement shall take effect upon signing by both Parties and shall remain in effect for the shorter of either the Expiry Date; or, such circumstances as described in Section 4.b. At any time after the ninth anniversary, this Agreement may be renewed by HSBCO for an additional ten (10) years on terms to be negotiated in good faith based on market conditions at the time of renewal by the Parties, provided that any renegotiated conditions will NOT result in the fees payable by either Party exceeding 50% of the current fees payable plus the cumulative inflation rate of the prior 10-year period.

b)	Termination. This Agreement and the licenses granted hereunder may be terminated prior to the expiration of the initial term or any renewal term of this Agreement as follows:

i)	This Agreement may be terminated by HEMPCO by written notice to HSBCO upon the occurrence of any of the following: (i) failure of HSBCO to pay any fees payable to HEMPCO pursuant to Exhibit B (the “Fees”) for more than sixty (60) days after they become due and ten (10) days written notice of such breach has been provided to HSBCO by HEMPCO; (ii) HSBCO’s violation of the provisions of Sections 7 and 9 or HSBCO’s material breach of any other term of this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from HEMPCO; (iii) failure of HSBCO to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable laws; or (iv) HSBCO ceases operations, makes a general assignment for the benefit of creditors, or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

ii)	This Agreement may be terminated by HSBCO by written notice to HEMPCO upon the occurrence of any of the following: (i) failure of HEMPCO to pay the Fees payable to HSBCO pursuant to Exhibit B, for more than sixty (60) days after it becomes due; (ii) HEMPCO’s violation of the provisions of Sections 7 and 9 or HEMPCO’s material breach of any other term of this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from HSBCO.

c)	Effect of Termination. HSBCO’s payment obligations shall extinguish if this Agreement is terminated. If the Agreement expires without any renewal thereof, then HSBCO must immediately cease and desist all utilization of the Technology for any purpose whatsoever including to manufacture, distribute or sell Products, except that it may continue to distribute and sell Products until all finished goods and raw materials inventory that pertain to the Technology have been sold. In any event, upon the natural future expiration of all pending and issued patents, as applicable, related to the Technology described herein the License Agreement shall expire and HSBCO shall have no further payment obligations to HEMPCO.

d)	Survivability. This agreement in its entirety survives and remains in force if either Party is acquired by any unknown third party. In the event that either Party negotiates any such sale or acquisition, then it shall form a part of any such sale or acquisition agreement, that this Agreement remains binding upon the third party that is the purchaser or acquirer.

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5)	Compensation and Payment. In consideration of the mutual benefits derived by each party from the other in connection with this Joint Venture Agreement, the Parties agree to pay to each other the Fees noted in the attached Exhibit B.

6)	Obligations.

a)	Joint Obligations of HSBCO and HEMPCO

i)	HSBCO and HEMPCO, shall jointly be responsible for agreeing on the specific Products to be created, production process, retail pricing, wholesale pricing, distribution methods, marketing techniques and similar business-related decisions associated with the Products with all such agreements being made prior to either HSBCO or HEMPCO having to comply with their respective obligations as set out in b) and c) below.

b)	Obligations of HSBCO.

i)	HSBCO shall be solely responsible for all costs of producing the Products including raw materials and labor. HSBCO acknowledges and agrees that it is solely responsible as applicable for (i) procurement of extraction machinery, cannabis, cannabis oils, and other raw materials as required; (ii) compliance with all applicable laws relating to production and sale of cannabis products; and (iii) procurement and maintenance of all required licensing and permits and/or operating authorities, including proper zoning of production and distribution facilities.

c)	Obligations of HEMPCO.

i)	Upon execution of this Agreement, HEMPCO shall make the Technology and any additional documents or materials not yet provided as described in Section 1 otherwise necessary to effectuate the license of the Technology contemplated herein available for HSBCO.

ii)	Upon request by HSBCO, HEMPCO shall provide HSBCO with onsite or remote support in connection with HSBCO's use of the Technology (including HEMPCO Improvements) for the Products during the term of this Agreement.

7)	Representations and Warranties.

a)	Representations and Warranties of HSBCO. HSBCO represents and warrants to HEMPCO as follows:

i)	HSBCO is a company duly organized and in good standing under the laws of Ontario, Canada;

ii)	the execution, delivery and performance of this Agreement by HSBCO has been duly authorized by all necessary action on the part of HSBCO’s directors, managers and/or members and does not violate, conflict with, or require the consent or approval of any third party pursuant to any contract or legally binding obligation to which HSBCO is subject;

iii)	this Agreement constitutes the valid and binding obligation of HSBCO enforceable against HSBCO in accordance with its terms;

iv)	HSBCO is knowledgeable of the applicable laws and regulations of the Territory pertaining to the research, manufacture and distribution of the Products, the use of THC in the Products and the use of the Technology and confirms that HSBCO is in compliance with such laws and regulations;

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v)	before HSBCO begins to manufacture the Products which use the Technology, HSBCO will possess and will ensure, if applicable, that the recipient of the Products will possess all required licenses, permits or operating authorities necessary for the sale of the Products as THC products and will be in compliance with all applicable laws and regulations; and

vi)	HSBCO shall provide HEMPCO with a copy of the form of sale agreement used with respect to the sale of those certain Products that are described in Exhibit D as Standardized DehydraTECH Powder (the “Powder Product”) to create a finished product, with such confidential information removed, for the purposes of HEMPCO ensuring that:

(1)	each form of agreement includes a list of the Technology, (as provided in Exhibit A), that is being incorporated into the Powder Product;

(2)	each form of agreement prohibits the use of the Powder Product in any pharmaceutical product, having a drug identification number, as applicable in the country of Canada, or such other form of identification for drug products as is designated by drug regulatory authorities outside of Canada, unless express written consent has been provided by HEMPCO;

(3)	each form of agreement prohibits the exportation of the Powder Product outside of the country it is sold into;

(4)	each form of agreement prohibits the re-sale of the Powder Product and provides a means for HSBCO to ensure that such resale does not occur; and

(5)	each form of agreement specifically prohibits the use of the Lexaria Marks.

b)	Representations and Warranties of HEMPCO. HEMPCO represents and warrants to HSBCO as follows:

i.	HEMPCO is a corporation duly organized and in good standing under the laws of the United States at the time of entering this Agreement;

ii.	the execution, delivery and performance of this Agreement by HEMPCO has been duly authorized by all necessary action on the part of HEMPCO’s directors and officers and does not violate, conflict with, or require the consent or approval of any third party pursuant to any state or local law or regulation applicable to HEMPCO or any contract or legally binding obligation to which HEMPCO is subject;

iii.	this Agreement constitutes the valid and binding obligation of HEMPCO enforceable against HEMPCO in accordance with its terms; and

iv.	the Technology and Licensed Patents do not infringe any third-party rights.

8)	Reliance. Each Party acknowledges that the other Party is relying on the representations and warranties provided herein with respect to forming this joint venture partnership.

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9)	Confidentiality. In addition to the Confidentiality Agreement and License Agreement previously entered into by the Parties, at all times during the term of this Agreement (including any renewal term) and thereafter, each Party undertakes not to use or disclose and to otherwise keep confidential, any trade secrets or proprietary information, including, but not limited to the Technology and other intellectual property of the other Party (in each instance, the “Confidential Information”) except to the extent required to perform each Party’s respective obligations under this Agreement. Without limitation of the foregoing, each Party will hold the other Party’s Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as such Party would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of the Confidential Information, including any notes, extracts, analyses or materials that would disclose the Confidential Information, solely to those of its employees who need to know the information for purposes of performing the respective Party’s obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, each Party shall immediately return all Confidential Information to the other Party and further HEMPCO shall have the right to conduct an on-site audit of HSBCO within three (3) business days of termination to ensure compliance with the terms of this Agreement, at HEMPCO’s expense.

a)	Limitations. This section does not apply to any information that: (a) is already lawfully in the receiving Party's possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor, with all costs to be borne by the disclosing Party); (e) is disclosed by the receiving Party with the disclosing Party's approval; or (f) is independently developed by the receiving Party without any use of confidential information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) days' prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

b)	Saving Provision. The Parties agree and stipulate that the agreements contained in this Section are fair and reasonable in light of all of the facts and circumstances of their relationship; however, the Parties are aware that in certain circumstances courts have refused to enforce certain agreements. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph the parties agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict non-enforcing Party’s rights under this Agreement to the maximum extent, in both time and geography, which the court shall find enforceable.

10)	Injunctive Relief. The Parties agree any breach of this Agreement by HSBCO shall cause HEMPCO immeasurable and irreparable harm and HEMPCO shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that HEMPCO may have at law or in equity. The Parties further agree any breach of this Agreement by HEMPCO shall cause HSBCO immeasurable and irreparable harm and HSBCO shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that HSBCO may have at law or in equity.

11)	Indemnification.

a)	HSBCO agrees to indemnify HEMPCO and hold HEMPCO harmless from and against any and all liabilities, losses and expenses arising from (i) HSBCO’s unauthorized use of the Technology; (ii) HSBCO’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any breach of HSBCO’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of HSBCO’s production, distribution and/or sale of Products, except as to any liability arising out of the proper use of the Technology.

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b)

HEMPCO agrees to indemnify HSBCO and hold HSBCO harmless from and against any and all liabilities, losses and expenses arising from (i) any breach of HEMPCO’s representations and warranties set forth herein; and (ii) any claims of infringement raised by third parties as to the Technology or Licensed Patents.

c)

If a Party seeks indemnification (the “Indemnitee”), it shall give written notice to the other Party (the “Indemnitor”) promptly after the Indemnitee becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”), and in any event within 30 days, specifying in reasonable detail the factual basis of the Indemnified Claim and stating the amount of the damages (or if not known, a good faith estimate of the amount of damages).

d)

In the event of receipt of notice of an Indemnified Claim arising out of the use of the HEMPCO’s Technology, the Indemnitor shall have the right to control and defend such Indemnified Claim, in such manner as it may reasonably deem appropriate. Should the Indemnitor decline to control and defend the Indemnified Claim, the Indemnitee shall have the right to control and defend the Indemnified Claim in such manner as it may deem appropriate. The controlling Party shall select counsel, contractors, experts and consultants of recognized standing and competence reasonably acceptable to the other Party, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently and promptly pursue the resolution thereof. All Parties shall cooperate fully with the Party conducting the defense of any Indemnified Claim.

e)

The Party controlling the defense of any Indemnified Claim shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Indemnified Claims subject to the following provisions. If the Indemnitor is controlling the litigation, Indemnitee must consent to any such settlement, such consent not to be unreasonably withheld. Indemnitee’s consent will be deemed unreasonably withheld unless the settlement would encumber any of its assets or contains any restriction or condition that would apply to the Indemnitee or to the conduct of its business. If the Indemnitee is controlling the litigation, it may not enter into a settlement or consent to an entry of judgment with respect to any Indemnified Claim without the express written consent of the Indemnitor, not to be unreasonably withheld.

f)

Indemnitor shall be responsible for paying any damages or settlement arising out of an Indemnified Claim. However, in the event Indemnitee pays such damages or settlement, Indemnitor shall reimburse Indemnitee within thirty (30) days of Indemnitee making such a payment.

12)	Limitation of Liability. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AGREED TO IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. THE FOREGOING SHALL NOT LIMIT HSBCO’S LIABILITY FOR UNAUTHORIZED USE BY HSBCO OF HEMPCO’S TECHNOLOGY.

13)	No Warranties. OTHER THAN THE EXPRESS WARRANTIES PROVIDED HEREIN, HEMPCO MAKES NO EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS OR EFFICACY FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY AND/OR PRODUCTS PRODUCED FROM SAID TECHNOLOGY AND SHALL NOT BE HELD LIABLE FOR PROFITABILITY OF TECHNOLOGY AND/OR PRODUCTS OR HELD LIABLE UNDER ANY OTHER THEORY OF LIABILITY.

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14)	Insurance. For the period of time required to cover its obligations hereunder, each Party will maintain third party provided insurance in types and amounts customary for the type of business it conducts, and in any event reasonably adequate to cover any liabilities arising out of its obligations hereunder. Further, HSBCO will maintain product liability insurance reasonably adequate to cover any liabilities arising out of the sale and distribution of the Products. Upon a Party’s request, the other Party will provide to the requesting Party a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage. Each Party shall notify the other Party in writing no less than thirty (30) days prior to the cancellation, termination or modification of the insurance coverage(s) described in the notifying Party’s insurance certificate(s). Nothing in this Section shall in any way be construed to limit the liability of a Party under this Agreement.

15)	Compliance with Laws. In connection with this Agreement, HSBCO agrees to comply with all applicable laws, statutes and ordinances of any state, city, provincial, county or local governmental authority and each regulatory body with jurisdiction in the Products, are manufactured and/or exported that may be applicable to HSBCO, its activities under this Agreement or the Products.

16)	Conformance with Regulations. The Parties acknowledge and agree that this Agreement, and the licensing of the Technology, is neither intended to convey any ownership interest in HSBCO to HEMPCO nor grant HEMPCO any control over HSBCO. In the event that any government body indicates otherwise with regards to this Agreement or any portion thereof, then the Parties shall promptly negotiate in good faith for a period of forty-five (45) days to modify this Agreement in order to conform to any guidance proffered by that authority. In the event the Parties cannot reach an agreement within forty-five (45) days’ notice by any authorized government body that this Agreement must be reformed, this Agreement shall terminate pursuant to Section 4 above, and the Parties shall thereafter have no further obligation to each other hereunder.

17)	Employees; Agents; Representatives. Employees, agents and/or representatives, if any, of either Party, who perform services for either Party pursuant to this Agreement shall also be bound by the provisions of this Agreement.

18)	Relationship of Parties. The legal relationship of the Parties is exclusively that of joint venture partners and no employer-employee, principal-agent, partnership, franchise, agency or other legal relationship is created by this Agreement. Neither Party shall have the authority to enter into any contracts on behalf of the other Party other than HSBCO entering into sale contracts for the sale of the Products.

19)	Successors; Assignment; Binding Agreement. HSBCO may not assign or transfer its rights or delegate its obligations under this Agreement without HEMPCO’s prior written consent, provided that in the event that a person acquires all of the issued and outstanding shares of HSBCO, or all or substantially all of the assets of HSBCO, HSBCO shall be entitled to transfer all of its rights and obligations relating to this Agreement to such person, and such person is entitled to all of the rights and benefits of HSBCO under this Agreement. HEMPCO may freely assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement without HSBCO’s consent provided that the assignee agrees to assume all of HEMPCO’s obligations and liabilities hereunder. This Agreement inures to the benefit of, and shall be binding upon, the successors and assigns of the Parties to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

20)	Modifications and Waivers. This Agreement may be amended only by a written agreement signed by both Parties. With regard to any power, remedy or right provided in this Agreement, no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving Party, no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and waiver by any Party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

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21)	Notice. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand-delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, sent by email, or sent by overnight courier service and addressed as set forth below, or as amended by either Party, respectively, from time to time:

If to HSBCO:

Hill Street Beverage Company Inc.

480 University Avenue, Suite 1401

Toronto, ON M5G 1V2

Att: Terry Donnelly

Email: terry@hillstreetbevco.com

Fax: 416-599-3131

If to HEMPCO:

Lexaria Hemp Corp.

 #100-740 McCurdy Rd

Kelowna, BC V1X 2P7

Attn: Chris Bunka

cbunka@lexariabioscience.com

Fax: 250-765-2599

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a Party.

22)	Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire agreement of the Parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either Party other than those contained herein.

23)	Publicity. Without the prior written consent of the other Party, neither Party shall disclose the terms and conditions of this Agreement, except disclosure may be made as is reasonably necessary to the disclosing Party's bankers, attorneys, or accountants or except as may be required by law. HEMPCO agrees not to use HSBCO’s corporate name or product names, in any form, in any press release or other publication, without permission from HSBCO, except as provided below. The Parties understand and agree that HEMPCO may be compelled by stock exchanges, securities commission regulators or other government authorities to publicly disclose the signing of said License Agreement naming both Parties. If HEMPCO is compelled by stock exchanges, securities commission regulators or other government authorities to publicly disclose the signing of said License Agreement, HEMPCO will share its planned announcement with HSBCO beforehand for HSBCO’s review and approval, not to be unreasonably withheld or delayed, and it will also ensure that no compromise of HSBCO’s existing secret processes or intellectual property, nor of HSBCO`s personal or private information occurs through this announcement.

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24)	Expenses. Each Party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

25)	Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with the substantive laws of the Province of British Columbia without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted, the parties irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia to resolve any disputes arising hereunder.

26)	Dispute Resolution.

a)	Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Section, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court in the Province of British Columbia.

b)	Equitable Remedies. Although the procedures specified in this Section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

c)	Dispute Resolution Procedures.

i)	Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected Party informed the other Party of such dispute, either Party may initiate mediation upon written notice to the other Party (“Notice Date”), the Parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the Parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either Party, the CPR shall appoint the mediator. The Parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the Parties reach a written settlement, (ii) the mediator notifies the Parties in writing that they have reached an impasse, (iii) the Parties agree in writing that they have reached an impasse, or (iv) the Parties have not reached a settlement within sixty (60) days after the Notice Date.

ii)	If the Parties fail to resolve the dispute through mediation, each Party shall have the right to pursue any other remedies legally available to resolve the dispute, including by way of arbitration or a suit.

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d)	Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations. Nothing in this Section is intended to relieve HSBCO or HEMPCO from its obligation to make undisputed payments pursuant to Section 5 of this Agreement.

27)	Attorneys’ Fees. In the event of any dispute between the Parties arising out of this Agreement, the prevailing Party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorneys’ fees and costs.

28)	No Interpretation Against Drafter. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

29)	Headings. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.

30)	Force Majeure. Neither Party shall be liable for any delay or failure to perform its obligations in this Agreement if such delay or failure to perform is due to any cause or condition reasonably beyond that Party’s control, including, but not limited to, acts of God, war, government intervention, riot, embargoes, acts of civil or military authorities, earthquakes, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor or materials.

31)	Survival. In addition to each Party’s obligation to pay the other Party all amounts due hereunder, the Parties obligations under this Agreement shall survive expiration or termination of the Agreement only as expressly provided herein

32)	Invalidity. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

33)	Severability. If any terms or provisions of this Agreement shall be found to be illegal or unenforceable, notwithstanding, this Agreement shall remain in full force and effect and such terms or provisions shall be deemed stricken.

34)	Further Assurances. Upon a Party’s reasonable request, the other Party shall, at requester’s sole cost and expense, execute and deliver all further documents and instruments, and take all further acts, as are reasonably necessary to give full effect to this Agreement.

35)	Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

THE REMAINDER OFTHIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK

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IN WITNESS WHEREOF, the parties have executed this Agreement intending to be legally bound as of the date set forth above.

LEXARIA HEMP CORP.		HILL STREET BEVERAGE COMPANY INC.

By:	Signed “John Docherty”	By:	signed “Terry Donnelly”
	John Docherty, President	Name:	Terry Donnelly, CEO

By:	signed “Chris Burka”
Chris Bunka, CEO

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EXHIBIT A

TECHNOLOGY

The Technology consists of:

(1) the following patent applications, patents granted, and PCT International Patent Applications;

(2) all patentable improvements and non-patentable improvements to the patent applications, patents granted and PCT International Patent Applications;

(3) all technical know-how and trade secrets in regard to such named patents, including the use, manufacture or formulation thereof, that is owned or controlled by HEMPCO as of the Effective Date of this Agreement, as well as any future continuations, continuations in part or divisional applications filed pursuant to the patent applications. (the “Licensed Patents”):

In the USA:

U.S. Patent No. 9,474,725 issued October 25, 2016.

U.S. Patent No. 9,839,612 issued November 21, 2017

U.S. Patent No. 9,972,680 issued May 15, 2018.

U.S. Patent No. 9,974,739 issued May 22, 2018

U.S. Patent No. 10,084,044 issued September 25, 2018

U.S. Patent No. 10,103,225 issued October 16, 2018

U.S. Provisional Patent Application No. 62/010,601.

U.S. Provisional Patent Application No. 62/037,706.

U.S. Provisional Patent Application No. 62/153,835.

U.S. Provisional Patent Application No. 62/161,324.

U.S. Provisional Patent Application No. 62/264,959.

U.S. Provisional Patent Application No. 62/264,967.

U.S. Provisional Patent Application No. 62/642,737.

U.S. Provisional Patent Application No. 62/519,511.

U.S. Provisional Patent Application No. 62/582,700.

U.S. Provisional Patent Application No. 62/659,059.

U.S. Provisional Patent Application No. 62/658,473.

U.S. Provisional Patent Application No. 62/748,514.

U.S. Provisional Patent Application No. 62/689,096.

U.S. Provisional Patent Application No. 62/748,520.

U.S. Provisional Patent Application No. 62/730,645.

U.S. Provisional Patent Application No. 62/850,506.

U.S. Provisional Patent Application No. 62/850,509.

U.S. Utility Patent Application No. 14/735,844.

U.S. Utility Patent Application No. 15/565,680.

U.S. Utility Patent Application No. 15/565,681.

U.S. Utility Patent Application No. 16/148,419.

U.S. Utility Patent Application No. 16/148,473.

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International Patent Cooperation Treaty Filings:

PCT International Patent Application No. PCT/US15/35128.

PCT International Patent Application No. PCT/US16/64295.

PCT International Patent Application No. PCT/US16/64296.

PCT International Patent Application No. PCT/US18/38232.

PCT International Patent Application No. PCT/US18/62677

PCT International Patent Application No. PCT/US19/22278.

PCT International Patent Application No. PCT/US19/27767.

PCT International Patent Application No. PCT/US19/27769.

In Australia

Australian Patent No. 2015274698 granted June 15, 2017.

Australian Patent No. 2017203054 granted August 30, 2018.

Australian Patent No. 2018202562 granted August 30, 2018.

Australian Patent No. 2018202583 granted August 30, 2018.

Australian Patent No. 2018202584 granted January 10, 2019.

Australian Patent Application No. 2018220067.

Australian Patent Application No. 2018226505.

Australian Patent Application No. 2016367036.

Australian Patent Application No. 2019202276.

Australian Patent Application No. 2016367037.

Australian Patent Application No. 2019202300.

Multiple National Filings:

Canada, The European Union, China, Japan, Mexico, and India

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EXHIBIT B

FEE SCHEDULE

Fees Payable

a)

In consideration for the license granted to HSBCO under this Agreement, HSBCO shall be subject to certain terms and conditions and be obligated to pay HEMPCO a license fee (the “HEMPCO Fee”) of *****[1] annually during the Term. The HEMPCO Fee shall be paid by HSBCO to HEMPCO, in Canadian funds, by cheque or wire transfer of immediately available funds pursuant to the bank account identified by HEMPCO in advance of such payment.

b)	In consideration of the benefits derived from HSBCO’s THC License, HEMPCO shall be obligated to pay HSBCO a fee of US$50,000 (the “HSBCO Fee”). The HSBCO Fee shall be held in escrow by HEMPCO until such time that HSBCO provides HEMPCO with evidence of its license, as issued by Health Canada, for the production of the Products (the “Escrow Period”) and shall be payable either in cash or equity consideration, subject to applicable securities laws. If HSBCO chooses to accept equity consideration for the HSBCO Fee, the equity issued shall be restricted common shares (the “Lexaria Shares”), in the authorized share capital of Lexaria Bioscience Corp. (“Lexaria”), being the parent company of HEMPCO, at a deemed price per Lexaria Share equal to the greater of the closing price of Lexaria’s Shares on the Canadian Securities Exchange on either (i) the day prior to the grant of the Lexaria Shares to HSBCO; or (ii) the day of the grant of Lexaria Shares to HSBCO, and shall be subject to all applicable securities laws.

c)	In consideration of the mutual benefits of the joint partnership the Parties have agreed to allocate the Revenue Share, as defined in Exhibit C, on a 50/50 basis between HEMPCO and HSBCO.

Payment Terms

1.	The HEMPCO Fee shall be payable by HSBCO within seven (7) days of execution of this Agreement.

2.	The HSBCO Fee, upon completion of the Escrow Period, shall be payable by HEMPCO as follows:

a.	If the HSBCO Fee is to be settled by way of equity consideration, within two weeks of completion of the Escrow Period, whereby the Lexaria Shares to be issued by Lexaria to HSBCO shall be issued at the deemed fair market value of Lexaria’s shares on the date that Lexaria issues a news release announcing the issuance of the Lexaria Shares to HSBCO. Lexaria shall not be obligated to issue any fractional share in connection with settling the HSBCO Fee;

b.	If the HSBCO Fee is to be settled by way of cash consideration, the HSBCO Fee shall be divided into quarterly payments, with the first quarterly payment being made within seven (7) days of signing this Agreement and the remaining quarterly payments being made net 30 days after the end of the applicable quarter.

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1 Certain information has been redacted: the omitted text sets forth the license fee

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3.	The 50% portion of the Revenue Share payable to HEMPCO shall be calculated and allocated as follows:

a.

HSBCO shall provide HEMPCO with a spreadsheet detailing the Revenue Share received for the month within 15 days after each applicable month end. HSBCO shall then pay 50% of the Revenue Share monthly starting on *****[2], 2019 with such payment being made net 30 days of each month end;

b.	Upon at least thirty (30) days’ written notice, HEMPCO shall have the right through an independent, certified accounting firm, to examine such records and books of account of HSBCO as are necessary to verify the accuracy of the Revenue Share payable by HSBCO under this Agreement. Such right may be exercised only once during any twelve (12) month period. Such examination may be performed during normal business hours at HSBCO’s major place of business or at such other place as may be agreed upon by HSBCO and HEMPCO. The accounting firm may make abstracts or copies of such books of account solely for its use in performing the examination. HEMPCO will require, prior to any such examination, such accounting firm to agree in writing that such firm will maintain all information, abstracts, and copies acquired during such examination in strict confidence and will not make any use of such material other than to confirm to HEMPCO the accuracy of HSBCO’s payments hereunder. If an inspection of HSBCO’s records by the accountant of HEMPCO shows that HSBCO has paid more than required under this Agreement, any excess amounts will, at HSBCO’s option, be promptly refunded or credited against future Revenue Share payables. If an inspection of HSBCO’s records by the accountant of HEMPCO shows that HSBCO shows an under-reporting or underpayment by HSBCO of any amount to HEMPCO, by more than one percent (1%) and less than five percent (5%) for any twelve (12) month period, any excess amounts will, at HEMPCO’s option, be promptly paid or debited against future Revenue Share payables. However, if an inspection of HSBCO’s records shows an under-reporting or underpayment by HSBCO of any amount to HEMPCO, by more than ten percent (10%) for any twelve (12) month period, then HSBCO will reimburse HEMPCO for the reasonable cost of the inspection as well as pay to HEMPCO any amount found due within thirty (30) days of receipt of the results of such inspection.

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2 Certain information has been redacted: the omitted text sets forth the commencement date for calculation of the Revenue Share

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EXHIBIT C

CERTAIN DEFINITIONS

“Lexaria Marks” means: Lexaria, Lexaria Bioscience, Powered by Lexaria, the pinwheel leaf design logo as seen on the website located at www.lexariabioscience.com, DehydraTECH, TurboCBD, TurboHemp and TurboTHC.

“Net Revenue” means the revenue received by HSBCO from the sale, barter or trade of all Products shipped to customers net of sales or value added taxes but specifically excluding income taxes.

“Revenue Share” means Net Revenue less all costs of manufacturing, source ingredients, marketing and selling costs, as paid by HSBCO, which are directly attributed to the Products.

EXAMPLE ONLY:

Net Revenue from Product Sale	$4.99
Less Ingredient and packaging costs	$(1.20)
Less Manufacturing and G&A costs	$(0.40)
Less Marketing costs	$(0.40)
Less Sales costs	$(0.25)
Revenue Share	$2.74

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EXHIBIT D

CBD PRODUCT CATEGORIES

Products

Product Line Description

For 10-Year Term

Specifically EXCLUDED from all Product Categories is any/all right to produce, package or sell any product classified by a national regulator as a “drug, pharmaceutical, or biopharmaceutical” product unless express written consent from HEMPCO has been provided.

Consumable Liquids Products

Any READY TO DRINK consumable liquid products including, but not limited to, cold brew or hot coffee, teas, lemonades, flavored waters, juices, beers, wines, spirits, protein drinks, sport drinks, cocoa drinks, kombuchas, probiotics, energy drinks/shots, vitamin waters, tinctures, dressings, honeys and syrups, flavored sprays for consumption by way of ingestion that are infused with cannabis oil/isolate or equivalent containing 0.29 or less THC.

Capsules, Pills, Tablets and Melts

Any product recognized as tablets, pills, capsules, gel-caps and other similar formulations that are infused with cannabis oil/isolate or equivalent containing 0.29% or less THC that utilizes the Technology and primarily not made with sugar and/or other sweeteners; that are generally recognized as vitamins, supplements, medicines, sublingual or rapidly dissolving mouth-melts.

Baked Goods

Items that are generally mixed in a semi-liquid or dough or batter form and then baked in an oven such as brownies, breads, cakes, cookies, squares, granola bars, muffins and is infused with cannabis oil/isolate or equivalent containing 0.29% or less THC.

Other Edible Products

MIX AND SERVE beverages such as dried teas, coffee, hot chocolate, iced-teas and other dissolvable powders in loose or tablet form; and other ingestible product or food such as cereals, sauces, dips, creams, spreadables, essential oils, olive oils, flavored concentrates, condiments that are infused with cannabis oils that utilizes the Technology. Culinary products or otherwise and any item not otherwise referred to above that is chewed and/or swallowed and primarily absorbed via the gastro-intestinal system that is infused with cannabis oil/isolate or equivalent containing 0.29% or less THC. Other Edible Products may only be sold as retail packaged goods, bulk packaged Other Edible Products of any kind are prohibited.

Topical Skin Products	Any cream, oil, salve or similar consumer product designed to be delivered to and through human skin that is infused with cannabis oil/isolate or equivalent containing 0.29% or less THC.
Standardized DehydraTECH Powder that will be used to create a finished product

Powdered substances that are cannabinoid-infused semi-finished ingredients for use in the final incorporation into a finished consumer good that contains cannabis oil/isolate or equivalent containing 0.29% or less THC.

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